AGREEMENT OF SALE AND PURCHASE

BETWEEN FIRST PERMIAN, L.L.C.

AS SELLER

AND

ENERGEN RESOURCES CORPORATION

AS BUYER

Dated March 7, 2002

TABLE OF CONTENTS

Page

1. Properties 1

(a) Property to be Sold and Purchased 1

(b) Excluded Assets 3

(c) Assumed Liabilities 4

2. Purchase Price 5

3. Deposit 6

4. Representations of Seller 6

(a) Representations 6

(i) Organization and Qualification 6

(ii) Due Authorization 6

(iii) Approvals 6

(iv) Valid, Binding and Enforceable 7

(v) Litigation 7

(vi) AFE's 7

(vii) Contractual Restrictions 7

(viii) Operating Permits and Consents 7

(ix) Broker's Fees 8

(x) Taxes 8

(xi) Preferential Purchase Rights and Restrictions on Assignments 8

(xii) Compliance with Laws 8

(xiii) Tax Partnerships 9

(xiv) Interests in Full Force 9

(xv) Material Contracts 9

(xvi) Production Imbalances 9

(xvii) Wells 9

(xviii) Condition of Properties 10

(xix) Securities Representations 10

(b) Disclaimers 11

5. Representations of Buyer 12

(a) Organization and Qualification 12

(b) Due Authorization 13

(c) Approvals 13

(d) Valid, Binding and Enforceable 13

(e) No Litigation 13

(f) Knowledgeable Buyer, No Distribution 13

(g) Funds 13

(h) Validity of Energen Common Stock 13

(i) Financial Reports and SEC Documents; Material Adverse Effect 14

(j) No Material Change 14

-i-

6. Certain Covenants of Seller Pending Closing 14

(a) Access by Buyer 14

(i) Records 14

(ii) Physical Inspection 15

(iii) Indemnification and Limitation on Liability 15

(b) Interim Operation 16

(c) Preferential Rights and Consents 16

7. Due Diligence Reviews 17

(a) Review By Buyer 17

(b) Nature of Defects 18

(i) NRI or WI Variances 18

(ii) Liens 18

(iii) Preferential Rights and Consents 18

(iv) Overproduced Positions 19

(v) Environmental Matters 19

(vi) Other Matters 19

(c) Seller's Response 19

8. Certain Price Adjustments 20

(a) Procedures 20

(i) Agree Upon Adjustment 20

(ii) Exclude Property 20

(b) Certain Adjustments 20

(i) NRI Variance/Proportionate Price Reductions 20

(ii) Liens/Payoff Amount 21

(iii) Overproduced Position/Per Mcf Amount 21

(iv) N. Robertson Unit 21

(v) Overproduced Position/Per BBL Amount 21

(c) Possible Upward Adjustments 21

(d) Limitations on Adjustments 22

9. Conditions Precedent to the Obligations of Buyer 22

(a) Representations True and Correct 22

(b) Compliance with Covenants and Agreements 23

(c) Price Adjustment Limitations 23

(d) Litigation 23

(e) No Material Adverse Change 23

(f) Documents Regarding Operator Status 23

(g) Stockholders' Agreement 23

10. Conditions Precedent to the Obligations of Seller 24

(a) Representations True and Correct 24

(b) Compliance With Covenants and Agreements 24

(c) Price Adjustment Limitations 24

(d) Litigation 24

(e) Share Price 24

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11. Closing 25

(a) Actions at Closing 25

(i) Delivery of Conveyance 25

(ii) Letters in Lieu 25

(iii) Turn Over Possession 25

(iv) Payment to Seller 25

(v) Succession by Buyer 26

(vi) Affidavit 26

(vii) Transition Services 26

(b) Post Closing Actions 26

(i) Transfer of Files 26

(ii) Notifications by Buyer 26

12. Certain Accounting Adjustments 26

(a) Adjustments for Revenues and Expenses 26

(b) Initial Adjustment at Closing 27

(c) Adjustment Post Closing 28

(d) No Further Adjustments 28

13. Assumptions and Indemnification 28

14. No Commissions Owed 30

15. Casualty Loss 30

(a) Oil and Gas Properties 30

(b) Other Properties 30

16. Notices 30

17. Survival of Provisions 31

18. Registration of Energen Common Stock 32

(a) Registration 32

(i) Filing of Registration Statement 32

(ii) Defined Terms 32

(b) Registration Procedure 33

(i) Pre-Filing Draft of Registration Statement 33

(ii) Filing of Amendments 33

(iii) Furnishing Copies of Filings 33

(iv) Changes to Registration Statement, Etc. 33

(v) Stop Orders 34

(c) Certain Additional Covenants of Energen, Seller and the Selling Members 34

(i) Furnishing Information to Energen 34

(ii) Discontinuing Sales Until Prospectus is Corrected 34

(iii) Discontinuing Sales Due to Disadvantageous Condition 34

(d) Indemnification 35

(i) Indemnification by Energen 35

-iii-

(ii) Indemnification by the Members 36

(iii) Notices of Claims, Etc. 37

(iv) Contribution 37

19. Certain Agreements Regarding Westbrook Southeast Unit 38

20. Miscellaneous Matters 38

(a) Further Assurances 38

(b) Gas Imbalances, Makeup Obligations 38

(c) Parties Bear Own Expenses/No Special Damages 39

(d) No Sales Taxes 39

(e) Entire Agreement 39

(f) Amendments, Waivers 39

(g) Choice of Law 39

(h) Headings, Time of Essence, etc. 40

(i) No Assignment 40

(j) Successors and Assigns 40

(k) No Press Releases 40

(l) Counterpart Execution 40

(m) Recording 40

(n) Conversion 40

(o) Energen Covenants 40

-iv-

AGREEMENT OF SALE AND PURCHASE

This Agreement dated March 7, 2002, by and between First Permian, L.L.C. (herein called "Seller") and Energen Resources Corporation (herein called "Buyer");

W I T N E S S E T H:

1. Properties.

(a) Property to be Sold and Purchased.

Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests:

(i) All right, title and interest of Seller in and to the oil, gas and/or mineral leases, subleases, assignments and other instruments described on Exhibit A hereto (and any ratifications and/or amendments to such instruments, whether or not such ratifications or amendments are described on such Exhibit A) (collectively called the "Leases"); and

      Without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Seller in and to the oil, gas and other minerals in and under or that may be produced from the lands described on Exhibit A hereto or described in any of the Leases described on such Exhibit A (including, without limitation, interests in oil, gas and/or mineral leases, overriding royalties, production payments, net profits interests, carried interests, fee mineral interests, fee royalty interests, rights of recoupment and any economic or contractual rights or any other interests insofar as they cover such lands), even though Seller's interest therein may be incorrectly described in, or omitted from, such Exhibit A (collectively called the "Interests"); and

      All rights, titles and interests of Seller in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) relating to the Leases or Interests, including, without limitation, those units, pooling and/or communitization agreements, declarations and/or orders described on Exhibit 1(a)(iii) (collectively called the "Units"); and

      All rights, titles and interests of Seller in and to all wells located on the lands covered by the Leases, Interests or Units or on lands pooled therewith, including, without limitation, those wells described in Exhibit 1(a)(iv) (collectively called the "Wells") and in and to all real, personal and mixed property and fixtures located on the properties described in the Leases, Interests or Units or on lands pooled or unitized therewith, or used in connection with the exploration, development, operation or maintenance thereof, including, without limitation, materials, supplies, machinery, equipment, improvements, wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, casing, tubing, tanks, compressors, pumps, motors, pipelines, field processing equipment, inventory and crude oil, natural gas, condensate or products in storage severed after the Effective Date (the "Related Properties"); and

      To the extent assignable, all governmental permits, licenses and authorizations, as well as any applications for the same, related to the Leases, Interests, Units or Wells or the use thereof, including, without limitation, those permits, licenses and authorizations more particularly described on Exhibit 1(a)(v) (the "Permits"); and

      All rights, titles and interests of Seller in and to all other real property interests and the improvements located thereon and used in connection with the Leases, Interests, Units or Wells, including, without limitation, the fee interests, rights of way, easements, leasehold interests and other rights of surface use and water rights more particularly described on Exhibit A; and

      To the extent assignable and applicable to the Leases, Wells, Interests and Units, all gas purchase and sale contracts (including interests and rights, if any, with respect to any prepayments, take-or-pay, buydown and buyout agreements), crude purchase and sale agreements, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, options, leases of equipment or facilities, joint venture agreements, pooling agreements, transportation agreements, rights-of-way and other contracts, agreements and rights, which are owned by Seller, in whole or in part, and are appurtenant to the Leases Interests, Units or Wells (collectively, the "Contracts"); and

      Originals of all of Seller's files, records, maps, books, records, documentation and data relating to the items described in subsections (i) through (vii) above, including, without limitation, title records and title curative documents; lease files, land files, prospect files, well files, drilling reports, production sales agreement files, gas processing files, division order files, title opinions, and abstracts, governmental filings, accounting files, litigation files (except for the litigation files relating to the Litigation Indemnities, as hereinafter defined), property tax records and receipts, sales and use tax records, severance tax records, advance billing records, joint interest billing records, payables records, revenue distribution records, gas purchase records, surveys, maps and drawings; contracts; correspondence; engineering and geological records, data and information; to the extent assignable, intellectual property and computer software, including tapes, disks, data and program documentation; production records, electric and mud logs, core data, pressure data, decline curves, graphical production curves, geophysical and seismic records, data and information and all related matters and construction documents (except (i) to the extent the transfer, delivery or copying of such records is prohibited by an existing contract with a third party not affiliated with Seller; (ii) all documents and instruments of Seller that may be protected by the attorney-client privilege; (iii) all accounting and Tax files, books, records, Tax returns and Tax work papers related to such items; and (iv) any of Seller's proprietary geophysical and seismic records, data and information which Seller is prohibited from transferring by an existing contract with a third party not affiliated with Seller, for which Seller agrees to grant Buyer a license on Seller's license form to the extent, in Seller's reasonable opinion, it is entitled to provide such a license without liability to a third party) (collectively the "Records").

The properties, rights and interests specified in the foregoing subsections (i), (ii), (iii) and (iv), exclusive of the properties, rights and interests excluded below, are herein sometimes collectively called the "Oil and Gas Properties," and the properties, rights and interests specified in the foregoing subsections (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) exclusive of the properties, rights and interests excluded below, are herein sometimes collectively called the "Properties."

(b) Excluded Assets.

The Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller:

(i) any accounts received or accounts payable, including revenue held in suspense from working interest owners in arrears on joint interest bills, accruing before the Effective Date;

(ii) except for the Records, all other corporate, financial, tax and legal (other than title) records of Seller;

(iii) all contracts of insurance or indemnity;

(iv) all hydrocarbon production from or attributable to the Properties with respect to all periods prior to the Effective Date, as described in Section 12(a), and all proceeds attributable thereto;

(v) any refund of costs, taxes or expenses borne by Seller attributable to the period prior to the Effective Date;

(vi) Properties excluded from the purchase and sale contemplated by this Agreement under Section 8(a)(ii);

(vii) any other right or interest in and to the Properties to the extent attributable to the period prior to the Effective Date;

(viii) the right to retain copies (but not the originals) of all files (described in Section 11(b)(i));

(ix) except to the extent constituting the suspended funds on royalty, all deposits, cash, checks, funds and accounts receivable attributable to Seller's interests in the Properties with respect to any period of time prior to the Effective Date;

(x) except for the Records, all other computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Seller;

(xi) any logo, service mark, copyright, trade name or trademark of or associated with Seller or any affiliate of Seller or any business of Seller or of any affiliate of Seller;

(xii) furniture and fixtures in the Midland office, and lease agreement pertaining to the Midland office on 110 W. Louisiana, Suite 500;

(xiii) any surface fee or other real property interests not related to or appurtenant to, or used or useful in connection with, the Wells, Leases, Units or Interests;

(xiv) storage facility located at 236 South F.M. 1601, Midland, Texas; and

(xv) the "OGRE," "Artesia" and "OFM" computer software and programs.

These excluded assets are collectively referred to as the "Excluded Assets." Buyer shall not be responsible for, and Seller expressly retains, all liabilities related to the Excluded Assets, whether such liabilities arise before or after the Effective Date.

(c) Assumed Liabilities.

On the Closing Date, Buyer shall assume and agree to timely and fully pay, perform and otherwise discharge, all of the liabilities and obligations which relate directly or indirectly to the Properties, other than the Excluded Assets, that accrue from and after the Effective Date (collectively, the "Assumed Liabilities"). Notwithstanding the foregoing, Assumed Liabilities shall not include, and there is excepted, reserved and excluded from such liabilities assumed by Buyer, the liabilities and obligations for which Seller indemnifies Buyer against as provided in Section 13(b) hereof.

2. Purchase Price.

(a) Subject to subsection (b) below, in consideration for the Properties, Buyer will pay to Seller $120,000,000 in cash and Energen Corporation ("Energen") will issue to Seller an aggregate of 3,043,479 shares of Energen common stock, par value $0.01 per share ("Energen Common Stock"), which is quoted under the symbol "EGN" on the New York Stock Exchange, Inc. ("NYSE"). Such cash and Energen Common Stock, unadjusted by any adjustments provided for in this Agreement or agreed to by the parties, are herein called the "Base Purchase Price." The cash portion of the Base Purchase Price may be adjusted as provided in Sections 6(c) and 8 hereof and the Energen Common Stock portion of the Base Purchase Price may be adjusted as provided in Section 2(b) hereof (the Base Purchase Price, as so adjusted, and as the same may otherwise be adjusted by mutual agreement of the parties, being herein called the "Purchase Price"). The Purchase Price shall be delivered at the Closing as hereinafter provided.

(b) (i) In the event that the average closing sale price of the Energen Common Stock as reported by the NYSE for the twenty days of trading ending on the third business day prior to the Closing (the "Average Closing Share Price") is less than $18.40 per share, in lieu of the number of shares of Energen Common Stock provided in subsection (a) above, Buyer will issue to Seller an aggregate number of shares of Energen Common Stock equal to $56,000,000 divided by the Average Closing Share Price.

(ii) In the event that the Average Closing Share Price is more than $27.60 per share, in lieu of the number of shares of Energen Common Stock provided in subsection (a) above, Buyer will issue to Seller an aggregate number of shares of Energen Common Stock equal to $84,000,000 divided by the Average Closing Share Price.

(iii) The share prices set forth in subsections (b) (i) and (b) (ii) above shall be adjusted appropriately to reflect any stock dividends, stock combinations, stock splits, or reverse stock splits with respect to Energen Common Stock.

(c) Energen will not issue any certificates for any fractional shares of Energen Common Stock otherwise issuable pursuant to the transaction contemplated hereby. In lieu of issuing such fractional shares, Buyer shall pay cash to Seller in respect of such fractional share. Such cash payment shall be based on the Average Closing Share Price.

(d) The shares of Energen Common Stock issued to the Seller pursuant to the transactions contemplated in this Agreement are referred to herein as the "Shares."

(e) Energen will promptly use its reasonable best efforts to list, prior to the Closing, the Shares on the NYSE, subject to official notice of issuance.

(f) The purchase price for federal income tax purposes shall be allocated among the Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986 (the "Code"). The parties shall agree on such an allocation within 30 days of the Closing Date; provided, however, the parties hereby agree that, for federal income tax purposes, the value of the Energen Common Stock shall be the average of the highest and lowest prices of such stock on the day of Closing. It is agreed that substantially all of the Properties shall be classified as class 5 (equipment and real property) assets for purposes of Form 8594. The parties shall use such allocation for purposes of any required tax returns or other filings made with the Internal Revenue Service pursuant to Section 1060 of the Code.

3. Deposit. On or before March 7, 2002, Buyer shall pay to Seller $7,500,000 (such amount being herein called the "Deposit"). In the event the transaction contemplated hereby is consummated in accordance with the terms hereof, the Deposit shall be applied to the Purchase Price to be paid by Buyer at the Closing. In the event the transaction contemplated hereby fails to close on the Closing Date, as a result of a material breach of this Agreement by Seller (regardless of whether this Agreement has been breached by Buyer), or in the event this Agreement is terminated by Buyer in accordance with Section 9 below or is terminated by Seller in accordance with any subsection of Section 10 below other than subsections 10(a) and 10(b), the Deposit shall be returned to Buyer. In the event that the transaction contemplated hereby does not close for any other reason, the Deposit shall be retained by Seller as its sole and exclusive remedy under this Agreement. The Deposit shall not bear interest, and if the same is paid to Buyer, or if Buyer receives credit for same against the Purchase Price paid at Closing, such payment, or credit, shall be in the amount of the Deposit and shall not include any additional amounts. THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY.

4. Representations of Seller.

(a) Representations. Seller represents to Buyer that:

(i) Organization and Qualification. Seller is a limited liability company duly organized and legally existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in each of the states in which Oil and Gas Properties are located where the laws of such state would require a limited liability company owning the Oil and Gas Properties located in such state to so qualify.

(ii) Due Authorization. Seller has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

(iii) Approvals. Other than requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, and except for approvals ("Routine Governmental Approvals") required to be obtained from governmental entities who are lessors under leases forming a part of the Oil and Gas Properties (or who administer such leases on behalf of such lessors) which are customarily obtained post-closing and which Seller has no reason to believe cannot be obtained to Seller's knowledge (which, as used in this Agreement, shall mean to the actual knowledge of any of Seller's officers) and except as set forth in Exhibit 4(a)(iii), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Seller is a party or by which the Properties are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or to the Properties.

(iv) Valid, Binding and Enforceable. This Agreement constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

(v) Litigation. Except for those suits, actions and other proceedings that are listed on Exhibit 4(a)(v) or to which Seller is not a party and that affect the oil and gas industry generally or in the states where the Oil and Gas Properties are located, there are no pending, and to the best of Seller's knowledge, threatened suits, actions, or other proceedings which affect the Properties in any material respect (including, without limitation, any actions challenging or pertaining to Seller's title to any of the Properties), or affecting the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(vi) AFE's. With respect to the joint, unit or other operating agreements relating to the Properties, except as set forth in Exhibit 4(a)(vi), there are no calls or payments in excess of $25,000.00 under authorities for expenditures for payments relating to the Properties which are due or which Seller has committed to make which have not been made.

(vii) Contractual Restrictions. Seller has not entered into any contracts for or received prepayments, take-or-pay arrangements, buydowns, buyouts for Oil and Gas, or storage of the same relating to the Properties which Buyer shall be obligated to honor and make deliveries of Oil and Gas or pay refunds of amounts previously paid under such contracts or arrangements.

(viii) Operating Permits and Consents. Except as to Required Permits (hereinafter defined) relating to or arising under Environmental Laws (hereinafter defined), with respect to Properties, to the best of Seller's knowledge, (i) the operator of such Properties has acquired all permits, licenses, certificates, authorizations, approvals and consents from appropriate governmental bodies, authorities and agencies which are required to conduct operations on the Properties in material compliance with applicable laws, rules, regulations, ordinances and orders (the "Required Permits"), (ii) the operator of such Properties has made any necessary applications for renewal of the Required Permits, (iii) the Required Permits are in full force and effect and (iv) the Properties are in material compliance with all Required Permits. To the best of Seller's knowledge, all Required Permits are listed on Exhibit 4(a)(viii). Seller shall assist Buyer in causing the transfer of any Required Permit (on the same terms and conditions) to Buyer as may be necessary to allow Buyer to operate the Properties as currently conducted. Seller has not been advised, in writing, that any violations exist or have been recorded in respect of any Required Permits, or the filings or reports related thereto, and no judicial, administrative or arbitral proceeding is pending or, to the best of Seller's knowledge, threatened relating to the challenging, revocation or limitation of any of the Required Permits, or the filings or reports related thereto.

(ix) Broker's Fees. Seller shall retain the obligation or liability, contingent or otherwise, for brokers' or finders' fees for brokers or finders claiming by, through, or under Seller in respect of the matters provided for in this Agreement and Buyer shall have no responsibility therefor.

(x) Taxes. Except as set forth in Exhibit 4(a)(x), (i) Seller has filed (with respect to the Properties) all material Tax returns that are due by Seller, (ii) all Taxes due with respect to the Properties have been paid, and (iii) there is no material dispute or claim concerning any Tax liability of the Seller (with respect to the Properties) claimed or raised by any Tax authority in writing. For purposes of this Agreement, the term "Tax" or "Taxes" means any federal, state, local or tribal, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, real property, personal property, ad valorem, production and similar taxes based on the value of property or production of Oil and Gas, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(xi) Preferential Purchase Rights and Restrictions on Assignment. To the best of Seller's knowledge, all preferential purchase rights, consent requirements, notice of assignment requirements and any other restrictions or limitations on assignment with respect to the Properties (collectively, the "Preferential Rights and Consents") are identified and set forth on Exhibit 4(a)(xi).

(xii) Compliance with Laws. To the best of Seller's knowledge, except in regard to Environmental Laws, the Properties, have been operated, in substantial compliance with all laws, ordinances, regulations and orders applicable to the Properties, except where the failure to be in such compliance would not, singularly or in the aggregate, have a material adverse effect on the Properties taken as a whole.

(xiii) Tax Partnerships. The Properties are not subject to any tax partnership agreement which would bind Buyer.

(xiv) Interests in Full Force. To the best of Seller's knowledge, the following statements are true as to the Properties: (i) All Leases, unit agreements, pooling agreements, communitization agreements and other agreements or documents creating interests comprising the Properties are in full force and effect, (ii) Seller is in substantial compliance with all express covenants thereunder, (iii) there are no amounts claimed to be due to Seller in respect to the Properties that are being held in suspense because of a dispute as to title of such Properties or for any other reason, (iv) Seller is entitled to be paid, and is being paid, its interest in the Properties without indemnity or guarantee other than those customarily found in division orders and other similar agreements and documents and (v) Seller has not received written notice that it is in default under the items described in (i) above which default would have or could reasonably be expected to have a material adverse effect on any of the Properties.

(xv) Material Contracts. Exhibit 4(a)(xv) to this Agreement is a complete list of all existing material contracts with respect to the Properties (collectively the "Material Contracts"). To Seller's knowledge, all the Material Contracts are valid and effective. Seller has not received written notice that it is in default under any Material Contract, which default would have or could reasonably be expected to have a material adverse effect on any of the Properties. As used in this provision, Material Contracts (excluding the agreements and documents creating the Interests) means:

(1) All AFE's currently outstanding affecting the Properties which require a future expenditure in the aggregate in excess of $25,000; and

(2) Any agreement that has a term of one (1) year or more and/or provides for future payments aggregating in excess of $25,000 that is not terminable (without penalty) on no more than thirty (30) days notice.

(xvi) Production Imbalances. Except as set forth on Exhibit 4(a)(xvi), there are no production imbalances relating to the Properties.

(xvii) Wells. To the best knowledge of Seller, (i) all of the Wells have been drilled and completed within the boundaries of the Leases, Units or Interests or within the limits otherwise permitted by contract, pooling or unit agreement, and by applicable law; all drilling and completion of such Wells and all development and operations on the Properties have been conducted in substantial compliance with all of the terms and conditions of the Contracts and the applicable agreements and documents creating the Interests and (ii) no Well is subject to penalties on allowables because of any overproduction or any other violation of any applicable law, Required Permit or order that would prevent such Well from being entitled to its full legal and regular allowable from and after the Closing Date as prescribed by any governmental authority.

(xviii) Condition of Properties. To the best of Seller's knowledge, all wells, fixtures, facilities, personal property and equipment that are material to the operation of the Wells operated by Seller have been and are currently being maintained in a state of repair so as to be adequate for normal operations as currently operated. To the best of Seller's knowledge, all wells, fixtures, facilities, personal property and equipment that are material to the operation of Wells that are not operated by Seller have been and are currently being maintained in a state of repair so as to be adequate for normal operations as currently operated.

(xix) Securities Representations.

(1) Except for any distribution of the Shares to its members and any Member's sale pursuant to registration under Section 18, the Seller will hold the Shares for its own account for investment purposes only, and not with a view to, or for resale in connection with, any distribution of all or any part thereof, except in compliance with applicable federal or state securities laws.

(2) Seller understands that (A) the Shares (1) have not been registered under the Securities Act or any state securities laws, (2) will be issued in reliance upon exemptions from registration under the Securities Act and applicable state securities laws for an offer and sale of securities not involving a public offering, and(3) may not be sold, transferred or otherwise disposed of without satisfaction of certain conditions, including registration under, or the availability of any exemption from registration under the Securities Act and applicable state securities laws, and (B) Seller must therefore bear the economic risk of such investment indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt therefrom. Seller further understands that such exemptions depend upon, among other things, the nature of the investment intent of Seller expressed herein.

(3) Seller has been furnished by Buyer and Energen all information (or provided access to all information) regarding the business and financial condition of Energen, the attributes of the Shares and the merits and risks of an investment in the Shares which Seller has requested to evaluate an investment in the Shares. Specifically, Seller acknowledges that Seller has had an opportunity to review Energen's Annual Report on Form 10-K for the year ended September 30, 2001 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2001 and the other SEC Documents (as defined in Section 5(i)).

(4) Seller is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Act, and Seller, or those persons retained by Seller, have knowledge, skill and experience in financial, business and investment matters relating to an investment of the same nature as the Shares and are capable of evaluating the merits and risks of such investment and protecting Seller in connection with the purchase and an investment in the Shares. Seller has, to the extent deemed necessary, retained, at its own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of an investment in the Shares. Seller has examined the SEC Documents, or caused the same to be examined, by its representatives to the extent it deems necessary or appropriate. Seller has not received any legal, business, tax or other advice from Energen, its counsel or other representatives.

(5) No person or entity, other than Energen, has been authorized to give any information or to make any representations on behalf of Energen in connection with the purchase, and if given or made, such information or representations have not been relied upon by Seller as having been made or authorized by Energen. The only representations, warranties and information made by Energen in connection with the purchase are those contained in this Agreement and the SEC Documents.

(6) Energen has provided Seller the opportunity to ask questions of, and receive answers from, Energen and Buyer and their respective officers and directors concerning the purchase and the Shares and to obtain any appropriate additional information necessary to the investment decision being made by Seller in connection with the Purchase and the Shares.

(b) Disclaimers. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 4 AND THE SPECIAL WARRANTY IN THE CONVEYANCE ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING AND EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 4 AND THE SPECIAL WARRANTY IN THE CONVEYANCE, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO TITLE TO THE PROPERTIES OR RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND, EXCEPT AS PROVIDED OTHERWISE IN THE FIRST SENTENCE OF THIS PARAGRAPH, WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. PRIOR TO CLOSING, BUYER SHALL HAVE THE OPPORTUNITY TO INSPECT THE PROPERTIES, AND, EXCEPT FOR ANY BREACHES BY SELLER OF THE REPRESENTATION AND WARRANTY CONTAINED IN SECTION 4(a)(xviii), UPON CLOSING BUYER SHALL BE DEEMED TO HAVE WAIVED ANY CLAIMS AGAINST SELLER WITH RESPECT TO THE CONDITION OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING, BUT NOT LIMITED TO, CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (NORM). EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 4, BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTIES, AND EXCEPT FOR ANY BREACHES BY SELLER OF THE REPRESENTATION AND WARRANTY CONTAINED IN SECTION 4(a)(xviii), BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR AS IS, WHERE IS CONDITION. ALSO WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

5. Representations of Buyer. Buyer represents to Seller that:

(a) Organization and Qualification. Buyer is a corporation duly organized and legally existing and in good standing under the laws of the State of Alabama, and is qualified to do business and in good standing in each of the states in which Oil and Gas Properties are located where the laws of such state would require a corporation owning or operating the Oil and Gas Properties located in such state to so qualify. Buyer is also qualified to own and operate oil and gas properties with all applicable governmental agencies having jurisdiction over the Properties, to the extent such qualification is necessary or appropriate or will be necessary or appropriate upon consummation of the transactions contemplated hereby (including, without limitation, Buyer has met, or will have met at or before Closing, all bonding requirements of such agencies).

(b) Due Authorization. Buyer has the full power to enter into and perform its obligations under this Agreement and shall have taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

(c) Approvals. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

(d) Valid, Binding and Enforceable. This Agreement constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

(e) No Litigation. There are no pending suits, actions, or other proceedings in which Buyer is a party (or, to Buyer's knowledge, which have been threatened to be instituted against Buyer) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f) Knowledgeable Buyer, No Distribution. Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate (and in fact has evaluated) the Properties for purchase, and is acquiring the Properties for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933 as amended (and the rules and regulations pertaining thereto) or in violation of any other applicable securities laws, rules or regulations.

(g) Funds. Buyer has, and at the Closing will have, such funds as are necessary for the consummation by Buyer of the transactions contemplated hereby.

(h) Validity of Energen Common Stock. The shares of Energen Common Stock to be issued in exchange for the Properties, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive or similar rights. The Shares are free and clear of all liens, charges, pledges, options, mortgages, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise, except restrictions on transfer that may be imposed by federal or state securities laws or the Stockholders' Agreement to be entered into pursuant hereto.

(i) Financial Reports and SEC Documents; Material Adverse Effect. Energen's Annual Report on Form 10-K for the fiscal year ended September 30, 2001, and all other reports, registration statements, definitive proxy statements or information statements filed by it subsequent to September 30, 2001, under the Securities Act of 1933, as amended (the "Securities Act"), or under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") in the form filed (collectively, the "SEC Documents") with the SEC, as of the date filed, (A) complied in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the consolidated balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presented the financial position of Energen and its consolidated subsidiaries as of its date, and each of the consolidated statements of income, shareholders' equity and cash flows in such SEC Documents (including any related notes and schedules thereto) fairly presented in all material respects the results of operations, shareholders' equity and cash flows, as the case may be, of Energen and its consolidated subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of interim unaudited statements.

(j) No Material Change. Except as described in the SEC Documents, since September 30, 2001, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events, is reasonably likely to result in a material adverse effect with respect to Energen and its consolidated subsidiaries, taken as a whole.

6. Certain Covenants of Seller Pending Closing. Between the date of this Agreement and the Closing Date:

(a) Access by Buyer.

(i) Records. Subject to the Confidentiality Agreement between the parties (a copy of which is attached hereto as Exhibit 6(a)), Seller will give Buyer, or Buyer's authorized representatives, at Seller's office and at all reasonable times before the Closing Date, access to the Records, for the purpose of conducting due diligence reviews contemplated by Section 7 below. Buyer may make copies of such records, at its expense, but shall, if Seller so requests, return all copies so made if the Closing does not occur; all costs of copying such items shall be borne by Buyer. BUYER RECOGNIZES AND AGREES THAT ALL MATERIALS MADE AVAILABLE TO IT IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND EXCEPT AS OTHERWISE PROVIDED HEREIN WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS. NO REPRESENTATIONS OR WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SUPPLIED TO BUYER AND EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 4, WITH RESPECT TO THE PROPERTIES TO WHICH THE INFORMATION RELATES, AND BUYER EXPRESSLY AGREES THAT ANY CONCLUSIONS DRAWN FROM SUCH INFORMATION SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

(ii) Physical Inspection. Subject to the Confidentiality Agreement between the parties (described above), Seller shall make a good faith effort to give Buyer, or Buyer's authorized representatives, at all reasonable times before the Closing Date and upon adequate notice to Seller, physical access to the Oil and Gas Properties for the purpose of inspecting same. Buyer recognizes that some or all of the Properties may be operated by parties other than Seller and that Seller's ability to obtain access to such properties, and the manner and extent of such access, is subject to such third parties. Buyer agrees to comply fully with the rules, regulations and instructions issued by Seller (and, where Properties are operated by other parties, such other parties) regarding the actions of Buyer while upon, entering or leaving the Properties. Buyer agrees to furnish Seller with any report (at no cost to Seller), it receives or prepares, related to Buyer's environmental inspection of the Properties. Buyer will send Seller a copy of such report within 2 days before Closing at the address set forth in Section 16.

(iii) Indemnification and Limitation on Liability. If Buyer exercises rights of access under this Section or otherwise, or conducts examinations or inspections under this Section or otherwise, then (a) such access, examination and inspection shall be at Buyer's sole risk, cost and expense and Buyer waives and releases all claims against Seller (and its partners and its and their affiliates and the respective directors, officers, employees, attorneys, contractors and agents of such parties) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors and agents in connection therewith and (b) Buyer shall indemnify, defend and hold harmless Seller (and its partners and its and their affiliates and the respective officers, directors, employees, attorneys, contractors and agents of such parties) from any and all claims, actions, causes of action liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees), or liens or encumbrances for labor or materials, arising out of or in any way connected with such matters. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

(b) Interim Operation. Seller will continue the operation of the Properties in the ordinary course of its business (or, where Seller is not the operator of a Property, will continue its actions as a non-operator in the ordinary course of its business), and will not sell or otherwise dispose of any portion of the Properties, except for sales or other dispositions of (i) oil, gas and other minerals in the ordinary course of business after production, or (ii) equipment and other personal property or fixtures in the ordinary course of business where the same has become obsolete, is otherwise no longer useful for the operation of the Properties, or is replaced by an item or items of at least equal suitability. Should Seller receive (or desire to make) any proposals to drill additional wells on the Oil and Gas Properties, or to conduct other operations which require consent of non-operators under the applicable operating agreement, it will notify Buyer of, and consult with Buyer concerning, such proposals, and will not consent to any single operation exceeding $50,000 in cost (net to Seller's interest) without the consent of Buyer, which such consent will not be unreasonably withheld. If such proposed operation does not exceed $50,000 (net to Seller's interest) any decisions with respect to such proposal shall be made by Seller in its sole discretion, so long as the decisions are made in the ordinary course of business. Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall never have any liability to Buyer with respect to operation of a Property greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c) Preferential Rights and Consents. Seller and Buyer will use reasonable efforts consistent with industry practice in transactions of this type, with respect to all Oil and Gas Properties, to develop a list of the names and addresses of parties holding Preferential Rights and Consents. Seller will request, from the parties so identified (and in accordance with the documents creating such rights), execution of Consents and/or waivers of Preferential Rights. Seller shall have no obligation other than to request such execution of Consents and/or waivers of Preferential Rights (including, without limitation, Seller shall have no obligation to assure that such Consents or waivers of Preferential Rights are obtained). If, prior to Closing, Seller fails to obtain requisite Consents and/or waivers of Preferential Rights or the time periods for the giving of a Consent or the exercise of a Preferential Right have not expired, Buyer may at its sole option prior to Closing (i) waive the defect or (ii) exclude the property affected, or in the case where only a portion of the property is affected, exclude the affected portion, from the Oil and Gas Properties and deduct the Pref Right Value (as defined below) therefore from the Base Purchase Price. If a party from whom a waiver of a Preferential Right is requested refuses to give such waiver prior to Closing, Seller will tender to such party the required interest in the Property (the value of which shall be deemed to be equal to the amount specified in Schedule I hereto for such Property, reduced appropriately, as determined by mutual agreement of Buyer and Seller, if less than the entire Property must be tendered) (the "Pref Right Value"), and to the extent that such Preferential Right is exercised by such party, and such interest in such Property is actually sold to such party so exercising such right, such interest in such Property will be excluded from the transaction contemplated hereby and the cash portion of the Base Purchase Price will be adjusted downward by the Pref Right Value. With respect to any properties that have been excluded from the Oil and Gas Properties prior to Closing because of the existence of a Preferential Right that has not been exercised or waived, if, within ninety (90) days after Closing, such Preferential Right is waived or the time period for the exercise thereof has passed without the Preferential Right being exercised, then Seller shall convey such property to Buyer and Buyer shall pay in cash the Pref Right Value therefor. If after the Closing, any party holding a Preferential Right on a Property elects to exercise same and Buyer has paid for and accepted conveyance of the Property, Buyer shall comply with the terms of the applicable Preferential Right. Buyer shall be due any consideration paid by such third party upon the exercise of such Preferential Right in exchange for Buyer delivering such third party an assignment for that portion of the Property affected by the exercise of such Preferential Right, and Seller shall pay to Buyer, the amount, if any, which the Pref Right Value for such Property exceeds the amount received by Buyer from such third party for such Property. Buyer shall indemnify Seller for any failure to comply with the terms of the Preferential Right as provided in the preceding sentence, up to an amount not to exceed the Pref Right Value for the affected Property.

7. Due Diligence Reviews.

(a) Review By Buyer. Buyer may conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, as it may in its sole discretion choose to conduct with respect to the Properties in order to determine whether Defects (as below defined) exist. Should, as a result of such examinations and investigations, or otherwise, one or more matters come to Buyer's attention which would constitute a Defect (as below defined), and should there be one or more of such Defects which Buyer is unwilling to waive and close the transaction contemplated hereby notwithstanding the fact that such Defects exist, Buyer shall notify Seller in writing of such Defects as soon as the same are identified by Buyer, but in no event later than three (3) business days before Closing (such Defects of which Buyer so provides notice are herein called "Asserted Defects"). Such notification shall include, for each Asserted Defect, (i) a description of the Asserted Defect and the wells and/or units and/or PDNP or PUD (both as defined below) locations listed on Schedule I to which it relates and all supporting documentation reasonably necessary to fully describe the basis for the Defect, (ii) for each applicable well or unit or PUD location, the size of any variance from Net Revenue Interest or Working Interest which does or could result from such Asserted Defect and (iii) the amount by which Buyer would propose to adjust the Purchase Price. All Defects with respect to which Buyer fails to so give Seller notice will be deemed waived for all purposes; provided, however, such waiver shall not be deemed to constitute a waiver of any breach of the title warranties set forth in the Conveyance. All access to Seller's records and the Properties in connection with such due diligence shall be subject and pursuant to Section 6(a) (including, without limitation, the exculpation and indemnification provisions contained in Section 6(a)(iii)). For this Agreement, "PDNP" shall mean one or more properties or portions of properties to which Proved Reserves are categorized as Proved Developed Non-Producing in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers as in effect at Closing. For this Agreement, "PUD" shall mean one or more properties or portions of properties to which Proved Reserves are categorized as Undeveloped in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers as in effect at Closing.

(b) Nature of Defects. The term "Defect" as used in this Section shall mean the following:

(i) NRI or WI Variances. Seller's ownership of the Properties is such that, with respect to a well, or unit, or PDNP or PUD location listed on Schedule I hereto, it (A) entitles Seller to receive a decimal share of the oil, gas and other hydrocarbons produced from such unit, or from currently producing completions in such well, or from any PDNP or PUD location which is less than the decimal share set forth on Schedule I in connection with such well or unit in the column headed Net Revenue Interest or (B) causes Seller to be obligated to bear a decimal share of the cost of operation of such well (as to such completions), or unit, or PDNP or PUD location greater than the decimal share set forth on Schedule I in connection with such well, or unit, or PDNP or PUD location in the column headed Working Interest (without at least a proportionate increase in the share of production to which Seller is entitled to receive from such well, or unit, or PDNP or PUD location).

(ii) Liens. Seller's ownership of an Oil and Gas Property is subject to a lien other than (A) a lien for taxes which are not yet delinquent or (B) a mechanic's or materialmen's lien (or other similar lien), or a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred which are not yet delinquent or (C) liens which will be released at or before Closing.

(iii) Preferential Rights and Consents. Seller's ownership of an Oil and Gas Property is subject to a Preferential Right or a requirement that Consent be obtained, unless such Consent or a waiver of such Preferential Right has been obtained with respect to the transaction contemplated hereby or, in the case of a Preferential Right, an appropriate tender of the applicable interest has been made to all parties holding such right and, with respect to each such party, either (A) the period of time required for such party to exercise such right has expired without such party exercising such right, (B) such right has been exercised and the affected portion of the Properties has been excluded from the transactions contemplated hereby (and the cash portion of the Base Purchase Price adjusted downward) as provided in Section 6(c), or (C) the period of time required for such party to exercise such right has not expired (in which case Section 6(c) shall control).

(iv) Overproduced Positions. With respect to any well or unit listed on Schedule I, Seller and its predecessors in title to the Properties have collectively taken more gas or oil from such well or unit than the ownership of the Properties would entitle them to receive (an overproduced position), except for overproduced positions for wells or units disclosed on Exhibit 7(b)(iv) as being in an overproduced position, where the overproduced position actually determined to exist is not greater than 100% of that disclosed on the exhibit.

(v) Environmental Matters. Except as disclosed on Exhibit 7(b)(v), an Oil and Gas Property is in violation of Environmental Laws (below defined) in any material respect (Environmental Laws shall mean all applicable federal, state or local laws, rules, orders or regulations pertaining to health or the environment, including those relating to waste materials and/or hazardous substances).

(vi) Other Matters. Any other liens, charges, encumbrances, agreements, obligations, irregularities or circumstances affecting the Properties that individually or in the aggregate materially reduce the revenues from the Oil and Gas Properties or materially increase the costs of the operation of the Oil and Gas Properties.

Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Defect: (i) defects or irregularities arising out of lack of corporate authorization or a variation in corporate name, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another person's superior claim of title to the relevant Property; (ii) defects or irregularities that have been cured or remedied by the passage of time, including, without limitation, applicable statutes of limitation or statutes for prescription; (iii) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings; (iv) defects or irregularities in title which for a period of 5 years or more has not delayed or prevented Seller (or Seller's predecessor, if owned by Seller less than 5 years) from receiving its Net Revenue Interest share of the proceeds of production or causes it to bear a share of expenses and costs greater than its Working Interest share from any unit or well; (v) defects or irregularities resulting from or related to probate proceedings or the lack thereof which defects or irregularities have been outstanding for 5 years or more; and (vi) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights and any defect or irregularity as would normally be waived by persons engaged in the oil and gas business when purchasing producing properties.

(c) Seller's Response. In the event that Buyer notifies Seller of Asserted Defects, Seller may (but shall have no obligation to) (i) attempt to cure, prior to Closing or within 90 days after Closing (the "Defect Cure Deadline"), one or more Asserted Defects, or (ii) Seller may elect to have one or more Asserted Defects handled under Section 8 below (it being expressly recognized that Seller may attempt to cure Asserted Defects while acting under this election).

8. Certain Price Adjustments.

(a) Procedures. In the event that, as a part of the due diligence reviews provided for in Section 7 above, Asserted Defects are presented to Seller and Seller is unable (or unwilling) to cure such Asserted Defects by Closing, or in the event that Buyer or Seller has elected (pursuant to Section 15) to treat an Oil and Gas Property affected by a casualty loss as if it was an Oil and Gas Property affected by an Asserted Defect, then:

(i) Agree Upon Adjustment. Buyer and Seller shall, with respect to each Property affected by such matters for which Seller is unable (or unwilling) to cure before Closing, attempt to agree upon an appropriate downward adjustment of the Purchase Price to account for such matters; and

(ii) Exclude Property. With respect to each Property as to which Buyer and Seller are unable to agree upon an appropriate adjustment with respect to all such matters affecting such Property or each Property as to which the Asserted Defect amount exceeds an amount properly allocable to such Property based upon the allocated values set forth on Schedule I, or for any other reason set forth by Seller, such Property may be excluded at the option of either Buyer or Seller, from the transaction contemplated hereby, and the Purchase Price will be reduced by an amount properly allocable to such Property based upon the allocated values set forth on Schedule I for the wells and PDNP or PUD locations located on such Property plus the amount attributed on Schedule I to the units in which such Property participates (but in the case of such units, limited to the portion of such amount which is proportionate to the portion of Seller's interest in such units, respectively, which is attributable to such Property) (the "Allocated Property Value"); provided, however, if Seller is able to cure such Asserted Defects prior to the Defect Cure Deadline, then Seller shall convey the affected Property to Buyer and Buyer shall pay to Seller the Allocated Property Value for such Property.

(b) Certain Adjustments. In the event that Buyer raises as an Asserted Defect one of the following types of Defects, the cash portion of the Base Purchase Price shall be adjusted as set forth below in connection with such Defect (and such adjustment shall be deemed an adjustment agreed to under Section 8(a)(i)):

(i) NRI Variance/Proportionate Price Reductions. If the Asserted Defect is (I) a Defect described in clause (A) of Section 7(b)(i) or (II) a Defect which otherwise affects a portion of Seller's net revenue interest in a well, or unit, or PDNP or PUD location listed on Schedule I: a downward adjustment equal to the amount determined by multiplying the Allocated Property Value for such Property by a fraction (A) the numerator of which is an amount equal to the "Net Revenue Interest" shown on Schedule I for such Property less the decimal share to which Seller is entitled to as a result of its ownership interest in such Property which is unaffected by such Defect and (B) the denominator of which is the "Net Revenue Interest" shown for such Property on Schedule I; provided, however, if the Working Interest set forth on Schedule I for such Property is not reduced in the same proportion that the Net Revenue set forth on Schedule I for such Property is reduced because of such Defect then such Defect shall be resolved pursuant to the procedures set forth in Section 8(a).

(ii) Liens/Payoff Amount. If the Asserted Defect is a Defect described in Section 7(b)(ii): a downward adjustment equal to the amount of the debt secured by such lien.

(iii) Overproduced Position/Per Mcf Amount. If the Asserted Defect is a Defect described in Section 7(b)(iv) for gas: a downward adjustment in an amount equal to $1.50/Mcf multiplied by the overproduced position which is actually determined to exist or, in the case of a well or unit for where an overproduced position is disclosed on Exhibit 7(b)(iv), $1.50/Mcf multiplied by the amount by which the overproduced position which is actually determined to exist exceeds 100% of the overproduced position shown on such exhibit.

(iv) N. Robertson Unit. Notwithstanding anything contained herein to the contrary, with respect to the overproduced position described on Exhibit 7(b)(iv) for oil under the heading N. Robertson Unit (NRU) Oil Pipeline Imbalance (the "NRU Oil Imbalance"), Seller agrees that prior to Closing it will offer one or more of the underproduced parties with claims to the NRU Oil Imbalance a cash settlement of $333,190, which is based upon 17,642.69 barrels and an average price of $18.89 per barrel received during the period of overdelivery to Seller's predecessor. If settlement of the NRU Oil Imbalance does not occur before Closing, the Purchase Price will be reduced by $333,190. To the extent a partial settlement of the NRU Oil Imbalance occurs before Closing, the Purchase Price will be reduced by $18.89 times the barrels by which the overproduced position is actually reduced by any such settlements.

(v) Overproduced Position/Per BBL Amount. If the Asserted Defect is a Defect described in Section 7(b)(iv) for oil: a downward adjustment in an amount equal to the average price per barrel based upon actual price history for the time period affected multiplied by the overproduced position which is actually determined to exist or, in the case of a well or unit for where an overproduced position is disclosed on Exhibit 7(b)(iv), the average price per barrel based upon actual price history for the time period affected multiplied by the amount by which the overproduced position which is actually determined to exist exceeds 100% of the overproduced position described in Section 8(a)(iv) or shown on such exhibit.

(c) Possible Upward Adjustments. Should Seller determine (or should Buyer, in the course of its due diligence reviews contemplated by Section 7 above, determine) that (i) the ownership of the Properties by Seller entitles Seller to a decimal share of the production from a well, or unit, or PDNP or PUD location listed on Schedule I greater than the decimal share shown for such well, or unit, or PDNP or PUD location under the column headed Net Revenue Interest on such Schedule I, or (ii) with respect to any well or unit listed on Schedule I, Seller and its predecessors in title have collectively taken less gas from such well or unit than the ownership of such well or unit would entitle them to take (underproduced position) or with respect to any well or unit for which an overproduced position (e.g. a situation where Seller and its predecessors in title have collectively taken more gas from such well or unit than the ownership of such well or unit would entitle them to receive) is disclosed on Exhibit 7(b)(iv) an overproduced position exists that is less than 100% of that so disclosed on the exhibit, then Seller may propose an upward adjustment to the Purchase Price to account for such fact, in which case such adjustment shall be handled in the same manner as provided in (A) Section 8(b)(iii) above with respect to underproduced positions and (B) Section 8(a) above with respect to all other such matters. The party making such determination shall notify the other party no later than three (3) days before Closing.

(d) Limitations on Adjustments. If the Purchase Price reduction with respect to a particular Asserted Defect (other than Asserted Defects pursuant to Section 7(b)(iii) or (iv)) which would result from the above provided for procedure does not exceed $15,000, no adjustment shall be made for such Asserted Defect. If the Purchase Price reduction which would result from the above provided for procedure, as applied to all Asserted Defects asserted under Section 7(b)(i), (ii), (v) or (vi) for which an adjustment is to be made does not exceed 1% of the Base Purchase Price, then no adjustment of the Purchase Price shall occur, and none of the Properties which would be excluded by such procedure shall be excluded. If the Purchase Price reduction which would result from the above provided for procedure, as applied to all Asserted Defects asserted under Sections 7(b)(i), (ii), (v) and (vi) for which an adjustment is to be made exceeds 1% of the Base Purchase Price, the Purchase Price shall be adjusted by the amount by which such reduction exceeds 1% of the Base Purchase Price.

9. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer under this Agreement are subject to each of the following conditions being met:

(a) Representations True and Correct. Each of the representations and warranties of Seller contained in Sections 4(a)(i), (ii) and (iv) shall have been true and correct in all respects at and as of the date made and, except as contemplated by or permitted by this Agreement, at and as of the Closing Date as if made at and as of such time. Each of the representations and warranties of Seller in this Agreement (other than in Sections 4(a)(i), (ii) and (iv)) shall have been true and correct at and as of such date made and at and as of the Closing Date as if made at and as of such time, except (i) to the extent that a breach of such representation or warranty is made the basis of a Defect or (ii) any such inaccuracies or breaches which, in the aggregate, have not materially adversely affected or could not reasonably be expected to materially adversely affect the value, operation or ownership of the Properties. Buyer shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Seller to that effect.

(b) Compliance with Covenants and Agreements. Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed or complied with by Seller prior to or at the Closing (exclusive of Seller's covenant and agreement contained in the first sentence of Section 19, for which a breach thereof shall be dealt with in the manner provided in such Section.). Buyer shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Seller to that effect.

(c) Price Adjustment Limitations. The aggregate downward adjustment (if any) of the Purchase Price which results from the procedures set forth in Sections 6(c) and 8 does not exceed 10% of the Base Purchase Price; provided, however, such 10% of the Base Purchase Price shall have no bearing on the determination of whether a matter is material for any purposes of this Agreement.

(d) Litigation. No suit, action or other proceedings by any governmental entity or third party shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement

(e) No Material Adverse Change. From the date of this Agreement to the Closing Date, there shall not have been any change in any of the Properties which has or could reasonably be expected to have a material adverse effect on the value, use or operation of any of the Properties, taken as a whole; provided, however, that any of the following changes or effects shall not be considered as a change in any of the Properties for purposes of construing this provision: (i) changes or effects relating to the economy in general; (ii) changes or effects relating to oil, gas or other hydrocarbon commodity prices or other changes affecting the oil and gas industry generally; or (iii) changes to law or regulatory policy.

(f) Documents Regarding Operator Status. Seller shall have received written documentation reasonably satisfactory to Buyer (i) evidencing the agreement of working interest owners (other than Seller) in the North Robertson Unit, whose working interest in such property aggregate not less than 15.5%, to consent to Buyer succeeding Seller as operator of such property upon consummation of the transactions contemplated hereby and (ii) evidencing the agreement of working interest owners (other than Seller) in the East Penwell San Andres Unit, whose working interest in such property aggregate not less than 3%, to consent to Buyer succeeding Seller as operator of such property upon consummation of the transactions contemplated hereby.

(g) Stockholders' Agreement. Each Member shall have executed and delivered to Buyer and Energen the Stockholders' Agreement in substantially the form of Exhibit 18 attached hereto (the "Stockholders' Agreement"), or Seller and Buyer shall have entered into an agreement reasonably satisfactory to Buyer assuring that Seller will distribute the Shares only to Members who have signed the Stockholders' Agreement.

If (i) any such condition on the obligations of Buyer under this Agreement is not met as of the Closing Date, or (ii) in the event the Closing does not occur on or before the Closing Date for any reason other than Buyer's breach of this Agreement, this Agreement may, at the option of Buyer, be terminated. In the event such a termination by Buyer occurs the parties shall have no further obligations to one another hereunder (other than the obligations under Sections 3, 6(a)(iii), 14, 20(c), 20(e) and 20(g) hereof all of which will survive such termination). If Buyer proceeds to Closing with knowledge of any condition precedent above not being met by Seller, such condition precedent will be deemed waived by Buyer as a condition to Close and Buyer hereby waives all claims for a breach of representation and warranty related thereto.

10. Conditions Precedent to the Obligations of Seller. The obligations of Seller under this Agreement are subject to the each of the following conditions being met:

(a) Representations True and Correct. Each and every representation of Buyer under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by Seller. Seller shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Buyer, to that effect.

(b) Compliance With Covenants and Agreements. Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing. Seller shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Buyer, to that effect.

(c) Price Adjustment Limitations. The aggregate downward adjustment (if any) to the Base Purchase Price which results from the procedures set forth in Sections 6(c) and 8 does not exceed 10% of the Base Purchase Price.

(d) Litigation. No suit, action or other proceedings by any governmental entity or third party shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement

(e) Share Price. The Average Closing Share Price shall be greater than $16.00 per share.

If (i) any such condition on the obligations of Seller under this Agreement is not met as of the Closing Date or (ii) the Closing does not occur on or before the Closing Date for any reason other than Seller's breach of this Agreement, this Agreement may, at the option of Seller, be terminated, in which case the parties shall have no further obligations to one another hereunder (other than the obligations under Sections 3, 6(a)(iii), 14, 20(c), 20(e) and 20(g) hereof, all of which will survive such termination). If Seller proceeds to Closing with knowledge of any condition precedent above not being met by Buyer, such condition precedent will be deemed waived by Seller as a condition to close and Seller hereby waives all claims for a breach of representation and warranty related thereto.

11. Closing.

(a) Actions At Closing. The closing (herein called the Closing) of the transaction contemplated hereby shall take place in the offices of Seller at the address set forth in Section 16 on or before April 8, 2002, or at such other date and time as the Buyer and Seller may mutually agree upon (such date and time, as may be changed as provided above, being herein called the "Closing Date"). At the Closing:

(i) Delivery of Conveyance. Seller shall execute, acknowledge and deliver to Buyer a conveyance of the Properties (the "Conveyance"), in a sufficient number of counterparts to facilitate recording in all applicable jurisdictions in the form attached hereto as Exhibit II (and with Exhibit A hereto, with such modifications as may be mutually agreed to by Buyer and Seller, being attached thereto), effective as to runs of oil and deliveries of gas and for all other purposes as of 7 o'clock a.m., local time at the locations of the Properties, respectively, on January 1, 2002 (herein called the "Effective Date").

(ii) Letters in Lieu. Seller shall, if requested by Buyer, execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation), in form acceptable to both parties.

(iii) Turn Over Possession. Seller shall, turn over possession of the Properties to Buyer.

(iv) Payment to Seller. Buyer shall deliver to the Seller, by wire transfer of immediately available funds to an account designated by Seller in a bank located in the United States, an amount equal to (A) the cash portion of the Purchase Price, less or plus (as the case may be) (B) any adjustments under Section 12 which are to be made at Closing, less (C) the Deposit. Buyer shall also deliver to Seller certificates evidencing the shares of Energen Common Stock constituting the remaining portion of the Purchase Price. Upon delivery to Buyer and Energen of the Stockholders' Agreement executed by the Selling Members (as hereinafter defined), Seller shall have the right to instruct Buyer in writing to issue the Energen Common Stock constituting a portion of the Purchase Price to the Selling Members.

(v) Succession by Buyer. Buyer shall (A) furnish to Seller evidence (including, without limitation, evidence of satisfaction of all applicable bonding requirements) that Buyer is qualified with the applicable authorities to succeed Seller as the owner and, where applicable, operator of the Properties and (B) with respect to properties operated by Seller where Buyer is to succeed Seller as operator, execute and deliver to Seller Form P-4 to be filed with the Railroad Commission of Texas.

(vi) Affidavit. Seller will execute and deliver to Buyer an affidavit or other certification (as permitted by the Internal Revenue Code of 1986, as amended (the "Code")) that Seller is not a foreign person within the meaning of Section 1445 (or similar provisions) of the Code(i.e., Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder).

(vii) Transition Services. Buyer and Seller shall execute the Transition Services Agreement attached hereto as Exhibit 11(b)(vii).

(b) Post Closing Actions.

(i) Transfer of Files. Seller will deliver to Buyer, at Buyer's expense, at Closing, all of the Records. Seller may, at its election, make and retain copies of any or all such Records. Buyer shall preserve all Records so delivered by Seller for a period of four (4) years following Closing and will allow Seller access (including, without limitation, the right to make copies at Seller's expense) to such Records at all reasonable times; provided, however, in the event that Buyer desires to dispose of any such Records prior to the expiration of such four (4) year period, Buyer shall provide notice to Seller thereof, and Seller shall have a period of ten (10) days to deliver written notice to Buyer that Seller elects to have such Records delivered to Seller. If Seller fails to deliver such notice to Buyer within such ten (10) day period, Buyer shall have the right to dispose of such Records without liability to Seller. Such access by Seller is in part to accommodate audits that may be requested by non-operated partners for the periods prior to the Effective Date.

(ii) Notifications by Buyer. Immediately after the Closing, Buyer shall notify all applicable operators, non-operators, oil and gas purchasers, and government agencies that it has purchased the Properties.

12. Certain Accounting Adjustments.

(a) Adjustments for Revenues and Expenses. Appropriate adjustments shall be made between Buyer and Seller so that (i) Buyer will bear all operating expenses which are incurred in the operation of the Properties after the Effective Date, including Seller operated overhead charges equal to $100,000.00 per month for the months of January through March, 2002, (ii) Buyer will bear all overhead charges actually charged by third parties, (iii) Buyer will receive all proceeds (net of applicable production, severance, and similar taxes) from sales of oil, gas and/or other minerals which are produced from (or attributable to) the Properties and which are produced after the Effective Date and all other proceeds or revenues allocable or attributable to the Properties from and after the Effective Date including the third party share of operated overheads, (iv) except as provided in clauses (C) and (D) below, Section 12(d) below, and Section 13 below Seller will bear all expenses which are incurred in the operation of the Properties before the Effective Date and Seller will receive all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas and/or other minerals which were produced from (or attributable to) the Properties and which were produced before the Effective Date, (v) Buyer will bear any single capital expenditure not exceeding $25,000 net to the Seller's interest incurred on or after the Effective Date; before the Closing Date, Buyer will bear capital expenditures exceeding $25,000 net to the Seller's interest incurred prior to the Closing Date only if (i) those capital expenditures are set forth on the AFEs listed on Exhibit 12(a)(iii) whether paid by Buyer or Seller before or after the Effective Date, (ii) such expenditures are incurred by Buyer in accordance with Section 6(b), or (iii) in connection with a third party operated property, Seller is required to incur such expenditures as a result of the approval of such expenditures by working interest owners in such property other than Seller in accordance with the terms of the applicable operating agreement governing such property, and (vi) Buyer will bear all lease bonuses set forth on Exhibit 12(a)(iv) whether paid before or after the Effective Date. It is agreed that, in making such adjustments: (A) oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks located on the Oil and Gas Properties (or located elsewhere but used by Seller to store oil produced from, or attributable to, the Oil and Gas Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced before the Effective Date, (B) ad valorem and similar taxes assessed for periods prior to the Effective Date shall be borne by Seller and ad valorem taxes assessed for periods on or after the Effective Date shall be borne by Buyer, (C) ad valorem and similar taxes assessed with respect to a period which the Effective Date splits shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date), (D) the provisions of Section 20(b) shall be given effect as if the same had taken effect on the Effective Date, (E) casualty losses shall be handled in accordance with Section 15 and (F) no consideration shall be given to the local, state or federal income tax liabilities of any party.

(b) Initial Adjustment at Closing. At least 5 days before the Closing Date, Seller shall provide to Buyer a statement showing its computations of the amount of the adjustments provided for in subsection (a) above based on amounts which prior to such time have actually been paid or received by Seller. Buyer and Seller shall attempt to agree upon such adjustments prior to Closing, provided that if agreement is not reached, Seller's computation shall be used at Closing, subject to further adjustment under subsection (c) below. If the amount of adjustments so determined which would result in a credit to Buyer exceed the amount of adjustments so determined which would result in a credit to Seller, Buyer shall, as provided in Section 11 above, receive a credit at Closing for the amount of such excess, and if the converse is true, then, as provided in Section 11 above, the amount to be paid by Buyer to Seller at Closing shall be increased by the amount of such excess.

(c) Adjustment Post Closing. On or before 120 days after Closing, Buyer and Seller shall review any additional information which may then be available pertaining to the adjustments provided for in subsection (a) above, shall determine if any additional adjustments should be made beyond those made at Closing (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in the adjustments made at Closing), and shall make any such adjustments by appropriate payments from Seller to Buyer or from Buyer to Seller within 10 days after such determination. Seller is responsible for preparing the post-closing statement regarding the adjustments under this subsection. During the period between Closing and the point in time when such post closing adjustment has been agreed to, Buyer shall, on a monthly basis, pay over to Seller any revenue received by it with respect to the Properties which was, under subsection (a) above, to be reserved by Seller net of any expenses paid by Buyer which, under such subsection, were to be borne by Seller; such payments shall be considered in making such post closing adjustment.

(d) No Further Adjustments. Following the adjustments under subsection (c) above, no further adjustments shall be made under this Section 12. Should any revenues or expenses with regard to the Properties be charged to (or received by) Seller or Buyer after the earlier of (i) the conclusion of such adjustments under subsection (c) or (ii) 120 days after Closing, the same shall be borne by (or, in the case of revenues, received by) Buyer, regardless of the periods to which the same relate, and any bills (or payments) received by Seller will be forwarded to Buyer except for any revenues related to claims identified by Seller before the end of such 120 day period (and of which Seller notifies Buyer before the end of such 120 day period), which revenues shall belong to Seller.

13. Assumption and Indemnification.

(a) Buyer shall, on the date of Closing, agree (and, upon the delivery to Buyer of the Conveyance, shall be deemed to have agreed) (i) to assume, and to timely pay and perform, all duties, obligations and liabilities relating to the ownership and/or operation of the Properties after the Effective Date (including, without limitation, those arising under the Contracts), and (ii) to indemnify and hold Seller (and its affiliates, and the respective directors, officers, employees, attorneys, contractors and agents of such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys' fees) of any kind or character arising out of or otherwise relating to the ownership and/or operation of the Properties before or after the Effective Date for which Seller does not indemnify Buyer as provided in Section 13(b) including but not limited to, those related to joint venture audits initiated one year or more after Closing. Notwithstanding the provisions of Section 13(b), it is specifically understood and agreed that such duties, obligations and liabilities arising out or otherwise relating to the ownership and/or operation of the Properties after the Effective Date shall be deemed to include all matters arising out of the condition of the Properties on the Effective Date (including, without limitation, within such matters all obligations to properly plug and abandon, or replug and re-abandon, wells located on the Properties, to restore the surface of the Properties and to comply with, or to bring the Properties into compliance with, Environmental Laws, rules, regulations and orders, including conducting any remediation activities which may be required on or otherwise in connection with activities on the Properties), regardless of whether such condition or the events giving rise to such condition arose or occurred before or after the Effective Date, and the assumptions and indemnifications by Buyer provided for in the first sentence of this section shall expressly cover and include such matters. Should any conflict exist or appear to exist between this Section and Section 12 above, this Section shall control. THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

(b) Subject to Sections 12 and 13(a), Seller shall, as of the date of Closing, agree (i) to assume, and to timely pay and perform, all duties, obligations and liabilities arising from third party claims and relating to Seller's ownership and/or operation of the Properties before the Effective Date (including, without limitation, those arising under the Contracts) and (ii) to indemnify and hold Buyer (and its affiliates, and the respective directors, officers, employees, attorneys, contractors and agents of such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys' fees) of any kind or character arising from (A) Seller's breach of any of the representations or warranties contained in Section 4(a) hereof (the "Warranty Indemnities"), (B) Seller's ownership and/or operation of the Properties before the Effective Date (which shall include third party claims for nonpayment or incorrect payment on royalty under the Leases or incorrect payment or nonpayment by Seller of severance taxes (such third party claims with respect to royalty and severance taxes being called the "Royalty and Tax Indemnities")) and (C) the litigation listed on Exhibit 4(a)(v) (the "Litigation Indemnities"). Should any conflict exist or appear to exist between this Section and Section 12 above, this Section shall control. THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

14. No Commissions Owed. Seller agrees to indemnify and hold Buyer (and its affiliates, and the respective officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify and hold Seller (and its affiliates and the respective officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

15. Casualty Loss. In the event of damage by fire or other casualty to the Properties prior to the Closing, this Agreement shall remain in full force and effect, and in such event:

(a) Oil and Gas Properties. As to each such Property so damaged which is an Oil and Gas Property, that Seller does not repair such damage prior to Closing, which Seller shall have no obligation to do, in which case all rights to insurance proceeds, and claims against third parties, related thereto shall belong to Seller), then (i) at the election of either Buyer or Seller, such Property shall be treated as if it had an Asserted Defect associated with it and the procedure provided for in Section 8 shall be applicable thereto and for the purposes of this Section 15 only, such Defect must be asserted before Closing (in which case, unless Buyer and Seller agree to the contrary, all rights to insurance proceeds, and claims against third parties, related thereto shall belong to Seller), or, (ii) if no such election is made by Buyer or Seller, the Purchase Price will not be adjusted, and Seller shall, at Seller's election, either collect (and when collected pay over to Buyer) any insurance claims related to such damage, or assign to Buyer such insurance claims, and, in either event, Buyer shall take title to the Property affected by such loss without reduction of the Purchase Price.

(b) Other Properties. As to each such Property so damaged which is other than an Oil and Gas Property, Seller shall, repair such damage or replace such Property.

Seller has no obligation to carry insurance coverage (or, if it carries insurance, to keep such insurance in force or to carry any particular types or amounts of coverage), and in the event of a loss which is not covered by insurance, Seller shall have no obligation to Buyer with respect thereto; provided that, if Buyer so requests, and if Seller has not repaired the damage or replaced the Property and if Buyer has not elected option (i) in subsection (a) above, Seller will assign any rights it may have against third parties with respect to such damage.

16. Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to Buyer: Energen Resources Corporation

605 Richard Arrington Jr. Blvd. North

Birmingham, Alabama 35203-2707

Attention: Vice President - Legal & Land

Telephone: 205-326-8129

Facsimile: 205-326-2599

With copy to: Locke Liddell & Sapp LLP

600 Travis Street, Suite 2400

Houston, Texas 77002-3095

Attention: David Patton

Telephone: 713-226-1254

Fax: 713-229-2539

If to Seller: First Permian, L.L.C.

110 W. Louisiana, Suite 500

Midland, Texas 79701

Attention: Steven H. Pruett

Telephone: 915-688-0605

Fax: 915-685-4098

With copy to: Thompson & Knight LLP

1200 Smith Street, Suite 3600

Houston, Texas 77002-4313

Attention: Michael K. Pierce

Telephone: 713-654-8111

Fax: 713-654-1871

and shall be considered delivered on the date of receipt. Either Buyer or Seller may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address.

17. Survival of Provisions. All representations and warranties made herein by Buyer and Seller shall be continuing and shall be true and correct on and as of the date of Closing with the same force and effect as if made at that time and shall inure to the benefit of Buyer and Seller but not to their respective successors and assigns). The representations and warranties of Sections 4 and 5 shall survive the Closing and the delivery of the Conveyance for a period of one year. The obligations of the parties under Section 11 (to the extent the same are, by mutual agreement, not performed at Closing), and Sections 1(c), 3, 6(a)(iii), 6)(c), 12, 13(a), 14, 16, 17, 18, 19 and 20 shall (subject to any limitations set forth therein) survive the Closing and the delivery of the Conveyance. The obligations of the Seller under Section 13(b) shall survive Closing and the delivery of the Conveyance for a period of one year, except the Royalty and Severance Tax Indemnities and the Litigation Indemnities which shall survive Closing and the delivery of the Conveyance indefinitely.

18. Registration of Energen Common Stock. It is the understanding of Buyer and Energen that Seller intends to distribute to the members of Seller as of Closing (the "Members") the Energen Common Stock constituting a portion of the Purchase Price. The provisions of this Section shall be effective only as to those Members that have received a distribution of the Energen Common Stock and have executed and delivered to Energen the Stockholders' Agreement (the "Selling Members") prior to the filing of the registration statement described below.

(a) Registration.

(i) Filing of Registration Statement. As soon as reasonably practicable after the Closing, and in no event longer than two business days after Seller has advised Buyer in writing at or after the Closing the Selling Members have completed their review of a draft of the registration statement pursuant to subsection (b)(i) and furnished to Energen all required information pursuant to subsection (c)(i), Energen shall use its reasonable best efforts to prepare and cause to be filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-3 (or any successor form or, if Form S-3 or a successor form is not available, on any other appropriate form as may then be available to Energen under the Securities Act) relating to the resale of the Registrable Shares (as defined herein). Energen shall also use its reasonable best efforts (y) to cause such registration statement to be declared effective by the SEC as soon as reasonably practicable after the filing of such registration statement, and (z) to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for the duration of the applicable Registration Period (as defined herein). Energen will pay all registration and filing fees, all fees and expenses of legal counsel, accountants and other persons retained by Energen, all other expenses incurred by Energen in connection with Energen's performance of or compliance with the provisions of this Section 18 (excluding underwriting discounts and fees, selling commissions and transfer taxes applicable to the sale of Registrable Shares and excluding the cost of any separate legal counsel or other advisors retained by the Seller or any Selling Member). In no event shall Energen be required to file more than one registration statement under this Section 18, and Energen shall not be required to amend or supplement any registration statement or prospectus included therein to add any additional selling stockholders after the initial filing of the registration statement.

(ii) Defined Terms. The term "Registrable Shares" shall mean the Shares and any Energen Common Stock issued as stock dividends thereon or stock splits thereof; provided, that the term "Registrable Shares" shall not include any Shares which (i) have been sold or otherwise transferred by a Selling Member or (ii) shall have ceased to be outstanding. The term "Registration Period" with respect to the registration statement filed pursuant to this Section shall mean a period that shall run from the date on which such registration statement has been declared effective by the SEC and shall expire on the earlier of (x) the first date on which the Selling Members are permitted to sell all of the Registrable Shares pursuant to the provisions of Rule 144 promulgated under the Securities Act or (y) the date upon which there shall cease to be any Registrable Shares covered by such registration statement.

(b) Registration Procedure. Upon the terms and subject to the conditions of this Section, Energen shall, in effecting any registration of Registrable Shares pursuant to this Section:

(i) Pre-Filing Draft of Registration Statement. Prior to the initial filing of a registration statement with the SEC, furnish to one law firm selected by the Selling Members copies of all such documents proposed to be filed (other than the exhibits to the registration statement), and such counsel shall be given the reasonable opportunity to communicate any comments it may have on such documents (which comments will be primarily limited to information concerning the Selling Members and their plans of distribution and other issues reasonably related to a Selling Member as a selling stockholder);

(ii) Filing of Amendments. Use its reasonable best efforts to prepare and file with the SEC such amendments and supplements to the registration statement, and the prospectus used in connection with the registration statement, as may be reasonably necessary to keep the registration statement effective for the applicable Registration Period;

(iii) Furnishing Copies of Filings. Furnish to the Selling Members copies of the registration statement, each amendment and supplement thereto and the prospectus included in the registration statement (including each preliminary prospectus) as Selling Members shall reasonably request;

(iv) Changes to Registration Statement, Etc. Notify the Selling Members whose Shares are being registered, at any time when a prospectus relating to the registration statement is required to be delivered under the Securities Act, as soon as reasonably practicable after such time as Energen discovers any facts or circumstances which cause the prospectus included in the registration statement to contain an untrue statement of a material fact or to omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances then existing; after the date of such notification to the Selling Members, Energen will use its reasonable best efforts (subject to the provisions of subsection (c)(iii) below) to, within five business days, make filings under the Exchange Act and, to the extent required, prepare and furnish to the Selling Members a supplement or amendment to such prospectus and to cause the prospectus and registration statement to be appropriately supplemented and amended so that such prospectus and registration statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances then existing;

(v) Stop Orders. Notify the Selling Members of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(c) Certain Additional Covenants of Energen, Seller and the Selling Members.

(i) Furnishing Information to Energen. The Seller and the Selling Members whose Shares are being registered shall furnish to Energen such information regarding the Seller, the Selling Members, the distribution by the Selling Members of the Registrable Shares and such other matters related thereto as Energen may from time to time reasonably request. The Seller, the Selling Members and their representatives shall cooperate with Energen and its representatives to the extent reasonably required, and shall take such other actions as may be reasonably necessary or appropriate or as may be reasonably requested by Energen (at Energen's cost), in connection with the performance by Energen of its obligations under this Section. The Seller or Selling Members shall notify Energen as soon as reasonably practicable after such time as the Seller or Selling Members obtain actual knowledge of any facts or circumstances which cause the prospectus included in a registration statement to contain an untrue statement of a material fact or to omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances then existing.

(ii) Discontinuing Sales Until Prospectus is Corrected. The Selling Members agree that, upon receipt of any notice from Energen of the happening of any event of the kind described in subsection (b)(iv) above or upon the delivery of a similar notice to Energen by a Selling Member pursuant to subsection (c)(i) above, the Selling Members will forthwith discontinue disposition of Registrable Shares pursuant to the registration statement covering such Registrable Shares until receipt by the Selling Members of the copies of the supplemented or amended prospectus contemplated by such subsection (b)(iv) and (c)(i) above, and, if so directed by Energen, the Selling Members will deliver to Energen (at Energen's cost) all copies, other than permanent file copies then in the Selling Members' possession, of the prospectus covering such Registrable Shares current at the time of receipt of such notice.

(iii) Discontinuing Sales Due to Disadvantageous Condition. With respect to the registration statement filed or to be filed pursuant to this Section, if Energen determines that, in its good faith judgment, it would (because of the existence of, or in anticipation of, (A) any acquisition or disposition transaction which is proposed or entered into involving Energen or any subsidiary of Energen, (B) any financing activity involving Energen or any subsidiary of Energen, or (C) any other event or condition of material significance to Energen or any subsidiary of Energen) be significantly disadvantageous (any of the events described in clauses (A) through (C) above, hereinafter referred to as a "Disadvantageous Condition") to Energen or any of its subsidiaries for such registration statement to become effective or to be maintained effective or for sales of Registrable Shares to continue pursuant to such registration statement, Energen shall, notwithstanding any other provisions of this Agreement, be entitled, upon the giving of a written notice (a "Delay Notice") to such effect to the Selling Members, (x) to cause offers and sales of Registrable Shares by the Selling Members pursuant to such registration statement to cease, or (y) in the event no such registration statement has yet been filed, to delay filing any such registration statement, until, in the good faith judgment of Energen, such Disadvantageous Condition no longer exists. In no event shall any Delay Notices given by Energen be effective for an aggregate of more than 60 days in any three month period or an aggregate of more than 90 days in any twelve month period.

(d) Indemnification.

(i) Indemnification by Energen. In connection with the registration of the Registrable Shares under the Securities Act pursuant to this Agreement, Energen will, and it hereby does, indemnify and hold harmless, to the fullest extent permitted by law, the Selling Members, each director, officer, manager, controlling person (within the meaning of the Securities Act) and affiliate of a Selling Member and each other person who acts on a Selling Member's behalf in the offering or sale of such securities (collectively, the "Member Indemnitees"), against any and all losses, claims, fines, penalties, damages or liability, joint or several, and expenses (including any amounts paid in any settlement effected with Energen's prior consent and reasonable attorneys fees and disbursements) to which such Member Indemnitees may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, fines, penalties, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained in any registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and Energen will reimburse such Member Indemnitees for any legal or any other expense reasonably incurred by them in connection with investigating or defending such loss, claim, liability, action or proceeding as they are incurred; provided that Energen shall not be liable in any such case to any Member Indemnitee or group of Member Indemnitees to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expenses arose out of or was based upon any untrue statement or alleged untrue statement or omission or alleged omission which was made or done in any such registration statement, any such preliminary, final or summary prospectus contained therein or any amendment or supplement thereto, in reliance upon and conformity with information furnished to Energen or its representatives in writing specifically for use therein by or at the direction of any Member Indemnitee or group of Member Indemnitees or by any of their respective representatives; provided further that Energen will not be liable to any such Member Indemnitees with respect to any preliminary prospectus as then amended or supplemented, as the case may be, to the extent that any such loss, claim, damage or liability of such Member Indemnitees results from the fact that such Member Indemnitees sold Registrable Shares to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final prospectus (including any documents incorporated by reference therein), as then amended or supplemented, if Energen has previously furnished copies thereof to such Member Indemnitees and such final prospectus, as then amended and supplemented, has corrected any such misstatement or omission. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Member Indemnitee and shall survive the transfer of the Registrable Shares by the Selling Members.

(ii) Indemnification by the Selling Members. In connection with the registration of the Registrable Shares under the Securities Act pursuant to this Section, each Selling Member whose Shares are being registered hereby agrees that it will severally, but not jointly, indemnify and hold harmless, to the fullest extent permitted by law, Energen, each director, officer, controlling person (within the meaning of the Securities Act) and affiliate of Energen and each other person who acts on Energen's behalf in the offering or sale of such securities (collectively, the "Energen Indemnitees"), against any and all losses, claims, fines, penalties, damages or liabilities, and expenses (including any amounts paid in any settlement effected with such Selling Member's prior consent and reasonable attorneys fees and disbursements) to which Energen or any Energen Indemnitee may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, fines, penalties, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained in any registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (but only to the extent that such misstatements or omissions referred to in clauses (A) and (B) above were made, done or omitted in any such registration statement, any such preliminary, final or summary prospectus or any amendment or supplement thereto in reliance upon and in conformity with information furnished to Energen or its representatives in writing specifically for use therein by or at the direction of such Selling Member or any of its representatives). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Energen or any Energen Indemnitee and shall survive the transfer of the Registrable Shares by the Selling Member.

(iii) Notices of Claims, Etc. Promptly after receipt by an indemnified party hereunder of notice of any demand or the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this subsection (d), such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, promptly give written notice to the latter of the commencement of such action; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subsections of this Section, except to the extent that the indemnifying party is prejudiced by such failure to give notice. In case any action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying parties similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense of any such action, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof (unless in such indemnified party's reasonable judgment any meaningful conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defense thereof) and the indemnifying party will not be subject to any liability for any settlement made without its reasonable consent. No indemnifying party will consent to entry of judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. An indemnifying party who elects not to assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim (unless in the reasonable judgment of the indemnified parties additional counsel are necessary to address conflicts of interest between the indemnified parties, in which case the indemnifying party shall be responsible for the fees and expenses of such additional counsel).

(iv) Contribution. If the indemnification provided for in this subsection (d) from the indemnifying party is unavailable to an indemnified party for any loss, claim, fines, penalties, damage, liability or expense covered thereby, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, fine, penalty, damage, liability or expense. The contribution of such indemnifying party shall be limited to the proportionate share of the amount paid or payable that reflects the relative fault of the indemnifying party with respect to such loss, claim, damage, liability, or expense; provided that the maximum amount to be contributed by any Selling Member indemnifying party shall not exceed the net amount of proceeds received by such Selling Member pursuant to the sale of securities in connection with the registration set forth in this Section. The relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or any omission or alleged omission of a material fact was made by or relates to information supplied by the indemnifying party and the intent, knowledge, access to information and opportunity to correct or prevent such statement or omission of the indemnifying party. The indemnifying and indemnified parties agree that it would not be just and equitable to determine contribution under this subsection (d) by pro rata allocation or by any other method which does not take into account the equitable considerations referred to above.

19. Certain Agreements Regarding Westbrook Southeast Unit. Seller covenants and agrees with Buyer that it will obtain, on or before the Closing Date, the execution and delivery of that certain Ratification of Ninth Amendment to Unit Agreement Westbrook Southeast Unit, Mitchell County, Texas (the "Ratification"), by (i) working interest owners in the Westbrook Southeast Unit (the "Westbrook Unit") whose aggregate working interests committed to the Westbrook Unit equal at least 85% of the working interests in the lands covered by the Westbrook Unit and (ii) royalty interest owners committed to the Westbrook Unit whose aggregate royalty interests equal at least 65% of the total royalty interest in the lands covered by the Westbrook Unit. If Seller fails to comply with its covenant and agreement as set forth above in this Section 19, the parties hereto do hereby agree as follows: (a) at Closing, Buyer shall be permitted to withhold from the Purchase Price payable at closing 217,391 shares of Energen Common Stock (the "Holdback Shares"); (b) subject to clause (c) below, within two business days after the date on which the requisite working interest owners in the Westbrook Unit and royalty interest owners in the Westbrook Unit execute and deliver the Ratification as provided above, Buyer shall deliver to Seller certificates evidencing the Holdback Shares; and (c) if the requisite working interest owners in the Westbrook Unit and royalty interest owners in the Westbrook Unit fail to execute and deliver the Ratification on or before one year from the date of Closing as provided above, Buyer shall be entitled to retain the Holdback Shares and the Purchase Price shall be deemed reduced.

20. Miscellaneous Matters.

(a) Further Assurances. After the Closing, Seller shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Properties to Buyer.

(b) Gas Imbalances, Makeup Obligations. Subject to Section 4 and without limitation on any other provision of this Agreement, it is expressly understood and agreed that, upon the occurrence of Closing, but effective as of the Effective Date, Buyer shall succeed to and assume the position of Seller with respect to all gas imbalances and make-up obligations related to the Properties (regardless of whether such imbalances or make-up obligations arise at the wellhead, pipeline, gathering system or other level, and regardless of whether the same arise under contract or otherwise), to the extent, and only to the extent, such production imbalances and make-up obligations are disclosed on Exhibit 4(a)(xvi). As a result of such succession, Buyer shall (i) be entitled to receive any and all benefits which Seller would have been entitled to receive by virtue of such position (including, without limitation, rights to produce and receive volumes of production in excess of volumes which it would otherwise be entitled to produce and receive by virtue of ownership of the Properties and rights to receive cash balancing payments), and (ii) be obligated to suffer any detriments which Seller would have been obligated to suffer by virtue of such position (including, without limitation, the obligation to deliver to others production volumes which would have otherwise been attributable to its ownership of the Properties, to deliver production to purchasers hereof without receiving full payment therefor, or to make cash balancing payments or to repay take or pay payments) and (iii) shall be responsible for any and all future royalty obligations with respect to future production attributable to such imbalances (including, without limitation, any of the same arising out of royalties having been paid on an entitlement basis rather than a receipts basis).

(c) Parties Bear Own Expenses/No Special Damages. Each party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY NEITHER PARTY SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(d) No Sales Taxes. No sales, transfer or similar tax will be collected at Closing from Buyer in connection with this transaction. If, however, this transaction is later deemed to be subject to sales, transfer or similar tax, for any reason, Buyer agrees to be solely responsible, and shall indemnify and hold Seller (and its affiliates, and its and their directors, officers, employees, attorneys, contractors and agents) harmless, for any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction on the Properties transferred pursuant hereto and the Buyer shall remit such taxes at that time. Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions from such taxes have been met.

(e) Entire Agreement. This Agreement and its Exhibits contains the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter; provided that any Confidentiality Agreement executed by Buyer and Seller, or any representative of Seller, in connection with the transaction contemplated hereby remains in full force and effect and is not superseded or modified by this Agreement.

(f) Amendments, Waivers. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

(g) Choice of Law. Without regard to principles of conflicts of law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the state of Texas applicable to contracts made and to be performed entirely within such state and the laws of the United States of America, except that, to the extent that the law of a state in which a portion of the Properties is located (or which is otherwise applicable to a portion of the Properties) necessary governs, the law of such state shall apply as to that portion of the property located in (or otherwise subject to the laws of) such state.

(h) Headings, Time of Essence, etc. The descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

(i) No Assignment. Neither party shall have the right to assign its rights under this Agreement, without the prior written consent of the other party first having been obtained.

(j) Successors and Assigns. Subject to the limitation on assignment contained in subsection (i) above, the Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

(k) No Press Releases. Except as may be required under applicable law, Seller shall not make any public announcement with respect to the transaction contemplated hereby without the consent of the Buyer. If Buyer makes any such public announcement, it will provide Seller with a copy prior thereto.

(l) Counterpart Execution. This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for Buyer and Seller to sign the same counterpart.

(m) Recording. Buyer agrees to promptly record all conveyances to effectuate this transaction at its expense.

(n) Conversion. The parties hereto acknowledge and affirm that Seller has advised Buyer that Seller intends to convert from a Delaware limited liability company to a Delaware limited partnership (the "Conversion") on or prior to the Closing. The parties hereto agree that the Conversion shall in no way affect this Agreement or their respective rights and obligations hereunder, provided, that immediately upon the Conversion, the references in Section 4(a)(i) to "limited liability company" shall be deemed deleted and there shall be substituted therefor references to "limited partnership," and the references in the first sentence of Section 18 to "members" shall be deemed deleted and "partners" shall be substituted therefor.

(o) Energen Covenants. All covenants and agreements of Energen herein shall also be deemed to be covenants and agreements of Buyer for purposes hereof (including, without limitation, Section 10).

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

FIRST PERMIAN, L.L.C.

By:

Steven H. Pruett

President & Chief Executive Officer

ENERGEN RESOURCES CORPORATION

By:

J. T. McManus

President